EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Inc. Reports First-Quarter 2018 Results
•U.S. Iron Ore Realized Revenue increases 32 percent to $105 per long ton
•Increases full-year U.S. Iron Ore pellet sales volume expectation to 20.5 million long tons

CLEVELAND—April 20, 2018—Cleveland-Cliffs Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2018.
As previously discussed, on January 1, 2018, Cliffs adopted the new revenue recognition standard and recognized the cumulative effect of this change as an addition to the opening balance of retained earnings of $34 million. Under ASC Topic 606, revenue will generally be recognized upon delivery for Cliffs' U.S. Iron Ore customers, which in most cases is earlier than under the previous standard. Therefore, as a result of the adoption of the standard and the annual winter closure of the Soo Locks, revenues and net income will be relatively lower than historical levels during the first quarter and relatively higher than historical levels during the remaining nine months.
Comparative period information has not been restated and continues to be reported under the accounting standards in effect for those periods.
The Company reported consolidated revenues of $239 million, compared to the prior year's first-quarter revenues of $462 million. Cost of goods sold was $243 million compared to $365 million reported in the first quarter of 2017.
Consolidated results included a negative earnings contribution from the Asia Pacific Iron Ore segment, where Cliffs has ceased all mining activity. Upon the completion of shipping activity, expected in the second quarter of 2018, this business will be treated as a discontinued operation and no longer included in continuing business results.
The Company recorded a net loss of $84 million in the first quarter, which included a $71 million loss related to Asia Pacific Iron Ore. This segment loss included $47 million, or $0.16 per share, in unusual charges related to the closure of the mine. In addition, the Company recorded $16 million, or $0.05 per share, in income tax expense primarily related to a recent IRS notice regarding sequestration of refundable AMT credits.

For the first quarter of 2018, Adjusted EBITDA1 of $12 million included a $77 million contribution from U.S. Iron Ore, a 20 percent increase from the prior-year quarter. The U.S. Iron Ore contribution was partially offset by an Asia Pacific Iron Ore Adjusted EBITDA1 loss of $40 million, which included several closure-related charges.

	(In Millions)
	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA
U.S. Iron Ore	$77.1	$64.1
Asia Pacific Iron Ore	(39.6)	53.8
Corporate/Other	(25.9)	(25.7)
Total Adjusted EBITDA	$11.6	$92.2
Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, “The year started very well for our pellet business, with better-than-expected performance for both tonnage shipped and price realization. The Great Lakes ice melting earlier than forecasted has helped our blast furnace clients to start a much needed replenishing of their depleted pellet inventories ahead of their own expectations. To illustrate its strength thus far, we outperformed our EBITDA from last year's first quarter in U.S. Iron Ore, despite only recording about half the sales volumes.” Mr. Goncalves added: "We look forward to the U.S. being the singular focus of our results for this year, as Asia Pacific is expected to be treated as a discontinued operation upon its closure. As such, all results of Asia Pacific, including those recorded this quarter, should be excluded from our continuing operations by the time we report next quarter." Mr. Goncalves concluded: “The strength in the domestic steel market we have seen so far this year is sustainable, and should support very strong results for Cleveland-Cliffs in 2018. With our enhanced pellet supply contracts, which are based on the domestic hot rolled steel price, IODEX and Atlantic basin pellet premium, we expect to deliver significantly increased EBITDA and cash flow in 2018.”

U.S. Iron Ore

	Three Months Ended March 31,
	2018	2017
Volumes - In Thousands of Long Tons
Sales volume	1,611	3,118
Production volume	4,500	4,277
Sales Margin - In Millions
Revenues from product sales and services	$180.0	$286.2
Cost of goods sold and operating expenses	118.5	237.2
Sales margin	$61.5	$49.0
Sales Margin - Per Long Ton
Revenues from product sales and services*	$105.03	$79.35

Cash cost of goods sold and operating expense rate[2]	57.05	58.37
Depreciation, depletion and amortization	9.81	5.26
Cost of goods sold and operating expenses*	66.86	63.63
Sales margin	$38.17	$15.72

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements, where applicable.

U.S. Iron Ore pellet sales volume in the first quarter of 2018 was 1.6 million long tons. The decrease from the first-quarter 2017 volume of 3.1 million was driven by lower carryover tonnage from the prior year nomination as well as the adoption of ASC Topic 606.
Realized revenues per ton of $105.03 increased 32 percent from the prior-year period, primarily as a result of a favorable pricing adjustment that was driven by the substantial increase in domestic hot-rolled coil steel pricing. The increase was also attributable to higher pellet premiums and a more favorable customer mix.
Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $57.05 per long ton, a 2 percent decrease from $58.37 per long ton in the prior year's first quarter. The decrease was driven by a combination of lower sales volumes and standard cost methodology, which caused depreciation, depletion and amortization to comprise a larger portion of overall cost of goods sold.

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2018	2017
Volumes - In Thousands of Metric Tons
Sales volume	1,656	3,043
Production volume	1,637	2,671
Sales Margin - In Millions
Revenues from product sales and services	$59.0	$175.4
Cost of goods sold and operating expenses	124.1	128.1
Sales margin	$(65.1)	$47.3
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$31.10	$54.35

Cash cost of goods sold and operating expense rate[2]	66.36	37.27
Depreciation, depletion and amortization	4.05	1.54
Cost of goods sold and operating expenses*	70.41	38.81
Sales margin	$(39.31)	$15.54

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
First-quarter 2018 Asia Pacific Iron Ore sales volume decreased 46 percent to 1.7 million metric tons, from 3.0 million metric tons in the first quarter of 2017. The decrease was driven primarily by lower production volumes, as a result of operational decisions reflecting current market and mine conditions.
The realized revenue rate of $31.10 per metric ton decreased by 43 percent from the prior-year quarter as a result of increasing market discounts for low-grade iron ore and lower iron ore prices.
Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $66.36 per metric ton, which includes accounting adjustments that were required based on the planned closure of the APIO operations. This includes a $22 million, or $13 per metric ton, adjustment to record saleable work-in process and finished goods inventory at the lower of cost or net realizable value. It also includes inventory impairments of $15 million, or $9 per metric ton, for inventory that is not expected to be sold; a $4 million, or $3 per metric ton, supplies inventory reserve; and a $2 million, or $1 per ton, unfavorable asset retirement obligation adjustment.
Other Income Statement Items
Cliffs' net interest expense during the first quarter was $34 million, a 22 percent decrease when compared to the first-quarter 2017 expense of $43 million, as a result of capital structure optimization initiatives executed by the Company during 2017.

Miscellaneous-net expense of $9 million included, among other items, $5 million in charges related to the indefinite idle at Empire mine and a $3 million long-lived asset impairment charge related to the closure of the Asia Pacific Iron Ore business.

Outlook

2018 Outlook Summary
Per Long Ton Information	U.S. Iron Ore
Revenues from product sales and services (A)	$102 - $107

Cost of goods sold and operating expense rate	$68 - $73
Less:
Freight expense rate (B)	$7
Depreciation, depletion & amortization rate	$3
Cash cost of goods sold and operating expense rate[2]	$58 - $63

Sales volume (million long tons)	20.5
Production volume (million long tons)	20.0
(A) This expectation is based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages.
(B) Freight has an offsetting amount in revenue and has no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
Based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages, Cliffs would realize USIO revenue rates in the range of $102 to $107 per long ton. This represents an increase from the prior calculation based on the substantial increase in hot-rolled coil steel prices, partially offset by lower iron ore prices.

As a result of strong market demand for pellets in the Great Lakes, Cliffs has increased its full-year sales volume expectation by 500,000 long tons to 20.5 million long tons. Its production volume expectation of 20 million tons was maintained.

Cliffs' full-year 2018 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation was maintained at $58 - $63 per long ton.

SG&A Expenses and Other Expectations
Cliffs' full-year 2018 SG&A expense expectation of $115 million was maintained. Cliffs also notes that of the $115 million expectation, approximately $20 million is considered non-cash.

The Company's full-year 2018 interest expense is expected to be approximately $130 million. Full-year 2018 depreciation, depletion and amortization associated with U.S. Iron Ore and Corporate/Other is expected to be approximately $80 million.

Capital Expenditures
Cliffs provided the following updates to its 2018 capital expenditures budget:

•	the Toledo HBI Project spend expectation was reduced by $25 million to $225 million due to further development and refined timing of the project spending plan;

•	the sustaining capital expectation of $85 million was maintained; and

•	the Northshore Mine upgrade spend expectation of $50 million was maintained.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, April 20, 2017, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, we operate an iron ore mining complex in Western Australia. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of barriers to trade, the outcomes of trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects specifically, the impact of price-adjustment factors on our sales contracts; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele, specifically successful completion of our HBI production plant; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; risks related to former and current international operations, including our ability to successfully conclude the CCAA process in Canada and plan to close our Asia Pacific business in a manner that minimizes cash outflows and associated liabilities; our actual economic iron ore reserves or changes in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; the ability of our customers, joint venture partners and significant suppliers and service providers to meet their obligations to us on a timely basis or at all; the outcome of any litigation or arbitration, including any contractual disputes with our customers, joint venture partners or significant energy, material or service providers; our ability to maintain satisfactory relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; problems or uncertainties with productivity, tons mined, transportation, capital spending, mine-closure obligations, environmental liabilities, employee benefit costs and other risks of the mining industry; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; changes in sales volume or mix; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; and the potential existence of significant deficiencies or material weaknesses in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017. You are urged to carefully consider these risk factors.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2018	2017
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$220.7	$412.8
Freight and venture partners' cost reimbursements	18.3	48.8
	239.0	461.6
COST OF GOODS SOLD AND OPERATING EXPENSES	(242.6)	(365.3)
SALES MARGIN	(3.6)	96.3
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(27.7)	(27.7)
Miscellaneous – net	(8.7)	11.5
	(36.4)	(16.2)
OPERATING INCOME (LOSS)	(40.0)	80.1
OTHER INCOME (EXPENSE)
Interest expense, net	(33.5)	(42.8)
Loss on extinguishment of debt	—	(71.9)
Other non-operating income	4.4	2.5
	(29.1)	(112.2)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(69.1)	(32.1)
INCOME TAX BENEFIT (EXPENSE)	(15.7)	1.8
LOSS FROM CONTINUING OPERATIONS	(84.8)	(30.3)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	0.5	0.5
NET LOSS	(84.3)	(29.8)
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	1.7
NET LOSS ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(84.3)	$(28.1)
LOSS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – BASIC
Continuing operations	$(0.29)	$(0.11)
Discontinued operations	—	—
	$(0.29)	$(0.11)
LOSS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – DILUTED
Continuing operations	$(0.29)	$(0.11)
Discontinued operations	—	—
	$(0.29)	$(0.11)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	297,266	265,164
Diluted	297,266	265,164

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$786.6	$1,007.7
Accounts receivable, net	47.2	140.6
Inventories	324.4	183.4
Supplies and other inventories	81.7	93.9
Derivative assets	93.6	39.4
Loans to and accounts receivable from the Canadian Entities	50.4	51.6
Other current assets	28.5	28.0
TOTAL CURRENT ASSETS	1,412.4	1,544.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,047.3	1,051.0
OTHER ASSETS
Deposits for property, plant and equipment	74.1	17.8
Income tax receivable	219.9	235.3
Other non-current assets	109.2	104.7
TOTAL OTHER ASSETS	403.2	357.8
TOTAL ASSETS	$2,862.9	$2,953.4
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$99.5	$127.7
Accrued expenses	94.4	107.1
Accrued interest	28.2	31.4
Contingent claims	54.3	55.6
Partnership distribution payable	44.2	44.2
Other current liabilities	104.3	86.2
TOTAL CURRENT LIABILITIES	424.9	452.2
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	251.4	257.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	181.2	196.5
LONG-TERM DEBT	2,308.2	2,304.2
OTHER LIABILITIES	182.0	186.9
TOTAL LIABILITIES	3,347.7	3,397.5
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(485.0)	(444.3)
NONCONTROLLING INTEREST	0.2	0.2
TOTAL DEFICIT	(484.8)	(444.1)
TOTAL LIABILITIES AND DEFICIT	$2,862.9	$2,953.4

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(84.3)	$(29.8)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation, depletion and amortization	23.9	23.2
Loss on extinguishment/restructuring of debt	—	71.9
Gain on derivatives	(40.8)	(17.7)
Other	25.9	0.8
Changes in operating assets and liabilities:
Receivables and other assets	196.3	86.5
Inventories	(193.0)	(70.0)
Payables, accrued expenses and other liabilities	(70.9)	(90.0)
Net cash used by operating activities	(142.9)	(25.1)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(12.4)	(25.9)
Deposits for property, plant and equipment	(59.0)	(2.0)
Other investing activities	—	0.5
Net cash used by investing activities	(71.4)	(27.4)
FINANCING ACTIVITIES
Proceeds from issuance of debt	—	500.0
Debt issuance costs	(1.5)	(8.5)
Net proceeds from issuance of common shares	—	661.3
Repurchase of debt	—	(1,115.5)
Distributions of partnership equity	—	(8.7)
Other financing activities	(5.5)	(5.6)
Net cash provided (used) by financing activities	(7.0)	23.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.2	1.4
DECREASE IN CASH AND CASH EQUIVALENTS	(221.1)	(28.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,007.7	323.4
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$786.6	$295.3

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted EBITDA on a segment basis, and both EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2018	2017
Net Loss	$(84.3)	$(29.8)
Less:
Interest expense, net	(33.5)	(42.8)
Income tax benefit (expense)	(15.7)	1.8
Depreciation, depletion and amortization	(23.9)	(23.2)
EBITDA	$(11.2)	$34.4

Less:
Inventory impairments	$(18.9)	$—
Impairment of long-lived assets	(2.6)	—
Severance and retention costs	(1.5)	—
Impact of discontinued operations	0.5	0.5
Foreign exchange remeasurement	(0.3)	13.6
Loss on extinguishment of debt	—	(71.9)
Adjusted EBITDA	$11.6	$92.2

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Three Months Ended March 31,			Three Months Ended March 31,
	2018			2017
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(118.5)	$(124.1)	$(242.6)	$(237.2)	$(128.1)	$(365.3)
Less:
Freight and reimbursements	(10.8)	(7.5)	(18.3)	(38.8)	(10.0)	(48.8)
Depreciation, depletion & amortization	(15.8)	(6.7)	(22.5)	(16.4)	(4.7)	(21.1)
Cash cost of goods sold and operating expenses	$(91.9)	$(109.9)	$(201.8)	$(182.0)	$(113.4)	$(295.4)